EXHIBIT 10.2

VOLUNTARY TERMINATION OF EMPLOYMENT AGREEMENT

This agreement (the “Termination Agreement”) to terminate the AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) by and between Blue Earth, Inc., a Nevada corporation (the “Company”) and Brett Woodard (the “Executive”), dated as of the 21st day of April 2014.  The Agreement amended and restated in full, ab initio, the Employment Agreement, dated as of May 16, 2013, by and between the Company and the Executive (the “Original Agreement”), to memorialize and clarify the parties’ understanding when the Original Agreement was entered into and to correct certain errors in the Original Agreement. This Termination Agreement is entered into effective as of August 17th, 2015. Executive and Company are hereinafter collectively referred to as the “Parties”.

RECITALS

A.

Whereas, the Executive desires to voluntarily resign his employment with the Company in order to spend more time with his family and pursue other activities;

B.

Whereas, the Company desires to accept the resignation of the Executive;

C.

Whereas, Executive and Company desire to insure an orderly transition, terminate the Agreement and amend or restate all related employment agreement issues including, but not limited to, share vesting, Lock-Up/Leak-Out Agreements and all other similar agreements between Executive and Company, consequently this Termination Agreement shall replace, supersede or render null and void all other agreements between the Executive and the Company; and

D.

References to the Company throughout this Agreement shall include the Company and all of its Subsidiaries (as defined below) and affiliates.

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties agree as follows:

1.  Effective Date and Transition Period. The effective date of this Termination Agreement shall be August 17, 2015, although Executive shall continue to receive his current salary and benefits through November 1, 2015. However, Executive and Company shall effect all other contemplated actions in this Termination Agreement as soon as reasonably practical.

Executive shall retain the title and duties of CFO through August 31, 2015 the “Resignation Date”. Executive shall serve as a consultant from September 1, 2015 through November 30, 2015, the “Transition Period”. Cash compensation for consulting services shall be payment of the current salary through November 1, 2015. The Parties acknowledge and agree that the Company shall not request or use more than 240 hours of Executive’s time for consulting services from the Resignation date until the end of the Transition Period. In the event excess time is requested, it shall be billed at $150.00 per hour or portion thereof with a minimum billing of 4 hours per day plus reimbursement of any preapproved expenses incurred in the performance of such services.  Executive shall provide such consulting services as may be reasonably requested in a timely, professional manner.

2.  Liquidity and Common Shares. The Company granted Executive 3,060,000 restricted common shares (the “Shares”), which are subject to vesting and Lock-up/Leak-out terms as modified below. The Company also granted Executive 1,200,000 warrants (the “Warrants”) to purchase common stock of the Company. None of the warrants have vested, and all Warrants shall be forfeited and returned to the Company’s Treasury.

(a) Vesting and Return to Company Treasury Schedule. Executive has currently vested 2,160,000 of the Shares, of which 1,000,000 are “Vested and Non-Escrowed Shares” and the remaining 1,160,000 Shares are “Vested and Escrowed Shares”. The remaining 900,000 Shares are the “Unvested and Escrowed Shares”.

Executive shall vest 225,000 of the Unvested and Escrowed Shares as Stock Compensation for the “unpaid Executive’s Annual Salary”, shares valued at $0.894 per share, which is the ten day average close price on August 3, 2015). These shares shall also be released from the escrow and will therefore become Vested and Non- Escrowed Shares.

The net result of these adjustments shall result in the following categories of the Shares, which shall supersede all prior designations: i) 1,225,000 shares shall remain Vested and Non-Escrowed. ii) 1,160,000 shares shall be Vested and Escrowed and iii) 675,000 shares shall be forfeited and returned to the Company’s Treasury.

The Parties agree and acknowledge that the 1,160,000 Vested and Escrowed Shares shall be released from escrow at the rate of 300,000 per project as defined in the employment Agreement, except that the first 150,000 shares shall be released in conjunction with the Sumter project upon the Sumter CHP plant recognizing any revenue for sales of all of (i) methane gas, (ii) hot water and (iii) electricity in any month.

(b) Liquidity. Executive desires to receive liquidity as stated herein, and the Company shall assist the Executive by removing the restrictive legends on the Shares based upon Rule 144 documents submitted by the Executive, said documents are eligible for submission to the Company 90 days after August 31, 2015.  The Parties agree that the current Lock-up/Leak-Out Agreement shall remain in full force and effect. The parties agree that Executive is eligible to sale 6,000 shares per week commencing December 1, 2015, or as soon thereafter after restricted legends are removed from the Vested and Non-Escrowed Shares. The Company agrees that it will prepare all documents required by the transfer agent that are required from the Company within two business days of receipt of all required 144 documents from Executive.

3.  Entire Agreement.  This Agreement and other documents executed concurrently herewith or referred to herein contain the sole and entire agreement and understanding of the parties and supersedes all prior oral understandings or agreements with respect to the subject matters contained herein, with the exception of agreements which shall remain in full force and effect (the current Lock-Up/Leak-Out Agreement.

4.  Confidentiality.

(a)  The Executive shall not, without the prior written consent of the Company, disclose to anyone (except in good faith in the ordinary course of business to a person who will be advised by the Executive to keep such information confidential) or make use of any Confidential Information (as defined below) except as required to do so by legal process by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) or judicial authority or law that require him to divulge, disclose or make accessible such Confidential Information.  In the event that the Executive is so ordered, he shall give prompt written notice to the Company to allow the Company the opportunity to promptly object to or otherwise resist such order, provided, however, the Executive may disclose such Confidential Information if the failure to disclose would result in a penalty or assessment against him.

(b)  “Confidential Information” shall mean all information concerning the business of the Company or any Subsidiary (as defined below) relating to any of their products, product development, trade secrets, customers, suppliers, finances, and business plans and strategies.  Excluded from the definition of Confidential Information is information (i) that is or becomes part of the public domain, other than through the breach of this Agreement by the Executive; (ii) regarding the Company’s business or industry properly acquired by the Executive in the course of his career as an executive in the Company’s industry and independent of the Executive’s employment by the Company; or (iii) required by law or legal process to be disclosed; provided that Executive shall give prompt prior written notice to the Company and reasonably cooperate with any attempts by the Company to obtain a protective order or similar treatment at the Company’s sole expense.  For this purpose, information known or available generally within the trade or industry of the Company or any Subsidiary shall be deemed to be known or available to the public.

(c)  “Subsidiary” shall mean any corporation controlled directly or indirectly by the Company, as control is defined in Rule 405 of the Securities Act of 1933, as amended.

(d) The Executive and Company agree that they will work together to  develop public statements, representations and other communications that accurately reflect the transition as part of the separation in conjunction with the strategy to make the Company a Power Generation company with a new CEO and CFO. Notwithstanding the foregoing, nothing in this Agreement shall preclude either the Executive or the Company from making truthful statements or disclosures that are required or deemed appropriate by applicable law, regulation or legal process.

5.  Non-competition and Non-solicitation.

(a)  For a period of one-year (the “Restricted Period”), the Executive shall not engage in Competition with the business of the Company.  “Competition” shall mean engaging in any activity, except as provided below, for a Competitor of the Company, whether as an employee, consultant, principal, agent, officer, director, partner, shareholder (except as a less than five percent shareholder of a publicly traded company) or otherwise (together “Employment”).

A “Competitor” shall mean any corporation or other entity, which derives at least 35% or more of its revenues from the conduct of business which competes, directly or indirectly, with the business conducted by the Company, as determined on August 3, 2015.  If the Executive commences Employment with any entity that is not a Competitor at the time the Executive initially becomes employed or becomes a consultant, principal, agent, officer, director, partner, or shareholder of the entity, future activities of such entity shall not result in a violation of this provision unless (i) such activities were contemplated by the Executive at the time the Executive initially commenced Employment or (ii) the Executive commences  overseeing or managing the activities of an entity which becomes a Competitor during the Restricted Period, which activities are competitive with the activities of the Company.  In addition, the Executive may be employed by, or otherwise associated with, non- competing portions of the competing entity so long as he does not oversee, manage or contribute to the competing activities of the Competitor.  The Executive shall not be deemed to be overseeing, managing or contributing to the Competitor’s activities which are competitive with the activities of the Company so long as he does not regularly participate in any discussions with regard to the conduct of, or take any act intended to facilitate the success of, the competing business.

(b)  Notwithstanding the foregoing Section, in the event that during the Restricted Period the Executive desires to accept Employment with a Competitor which, in the Executive’s reasonable judgment, competes with an insignificant portion of the business conducted by the Company, the Executive shall have the right, prior to accepting such Employment, to submit a written request to the Company for a limited waiver of the Company’s right to enforce the provisions of this Section; for which the Company shall not unreasonably withhold it’s consent to the limited waiver.  If the Company determines, in its good faith reasonable judgment, that the Executive’s proposed Employment with the Competitor would not result in more than an insignificant level of competition with the business conducted by the Company at either the time such request is made or in the then foreseeable future, the Company shall grant the Executive the requested waiver.

(c)  During the Restricted Period, the Executive shall not induce employees of the Company to terminate their employment, nor shall the Executive solicit or encourage any corporation or other entity in a joint venture relationship, directly or indirectly, with the Company, to terminate or diminish their relationship with the Company or to violate any agreement with any of them.  During such period, the Executive shall not hire, either directly or through any employee, agent or representative, any employee of the Company or any person who had been employed by the Company within 90 days of such hiring.

(d)  The Executive’s compliance with the non-competition and non-solicitation provisions of this Section 5 shall be deemed compliant with any other non-competition or non-solicitation provision agreed to between the Executive and the Company, including, but not limited to, any stock option or equity grants.

6.

Successors and Assigns.

(a)

This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor to all or substantially all of the business (whether direct or indirect, by purchase of ownership interests, merger, consolidation or otherwise and/or purchase of assets of the Company) to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

7. Full Settlement: No Mitigation: No Offset.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. The Executive shall be under no obligation to seek other employment, and amounts due the Executive under this Agreement shall not be offset by any remuneration attributable to any subsequent employment that he may maintain other than substantially comparable Welfare Benefits provided by a new employer.

8. Remedies.  If the Executive materially breaches any of the provisions contained in Sections 4 or 5 above, the Company shall have the right to immediately seek injunctive relief.  The Executive acknowledges that such a breach of Sections 4 or 5 would cause irreparable injury and that money damages would not provide an adequate remedy for the Company; provided, however, the foregoing shall not prevent the Executive from contesting the issuance of any such injunction on the ground that no violation or threatened violation of Sections 4 or 5 has occurred.

9. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without reference to principles of conflict of laws.  Any disputes with respect to the interpretation of this Agreement or the rights and obligations of the parties hereto shall be exclusively brought in any federal or state court of competent jurisdiction located in the City of Las Vegas, State of Nevada. Each of the parties waives any right to object to the jurisdiction or venue of such courts or to claim that such courts are an inconvenient forum.

(b) The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(c) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, by courier or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Brett Woodard

870 Pinion Circle

Heber City, Utah 84032

If  to the Company:

Blue Earth, Inc.

2298 Horizon Ridge Parkway, Suite 205

Henderson, NV 89052

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(d) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

Blue Earth, Inc. By: /s/ Johnny R. Thomas Name: Johnny R. Thomas Title: Chief Executive Officer

Executive: Brett Woodard /s/ Brett Woodard Brett Woodard